EXHIBIT 99

                         EMPLOYMENT PROTECTION AGREEMENT


         THIS AGREEMENT between The Genlyte Group Incorporated, a Delaware corporation (the "Corporation"), and _________________("the Executive"), dated as of the______ day of _________________.

                                   WITNESSETH:

         The Board of Directors of the Corporation (the "Board") has determined that it is in the best interests of the Corporation and its shareholders to assure that the Corporation will have the continued dedication of the Executive, notwithstanding the possibility, threat, or occurrence of a Change of Control (as defined below) of the Corporation. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control, to encourage the Executive's full attention and dedication to the Corporation currently and in the event of any compensation arrangements upon a Change of Control which provide the Executive with individual financial security and which are competitive with those of other corporations and, in order to accomplish these objectives, the Board has authorized the Corporation to enter into this Agreement.

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is hereby agreed by and between the Corporation and the Executive as follows:

         1. OPERATION OF AGREEMENT. (a) EFFECTIVE DATE. The effective date of this Agreement shall be the date on which a Change of Control occurs (the "Effective Date"), provided that if the Executive is not employed by the Corporation (or by an entity which is majority-owned by the Corporation, including any corporation, partnership, joint venture or limited liability company, herein referred to as "a subsidiary," employment by any being deemed employment by the Corporation for purposes of this Agreement) on the Effective Date, this Agreement shall be void and without effect.

         (b) TERM. This Agreement shall expire on December 31, 1999, provided that this Agreement shall automatically be extended for an additional one year period on the first of day of each calendar year commencing after 1999 unless the Corporation or the Executive shall have given the other party at least 60 days' prior written notice that it or he does not want the term to be so extended. Notwithstanding the foregoing, this Agreement shall not expire earlier than the second anniversary of a Change of Control which occurs before this Agreement shall have otherwise expired.

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         2.      CHANGE OF CONTROL. For the purpose of this Agreement, a "Change of Control" shall be deemed to have occurred if: (i) any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended from time to time (the "Exchange Act"), and as used in Sections 13(d) and 14(d) thereof), excluding the Corporation, any majority owned subsidiary of the Corporation (a "Subsidiary") and any employee benefit plan sponsored or maintained by the Corporation or any Subsidiary (including any trustee of such plan acting as trustee), but including a "group" as defined in Section 13(d)(3) of the Exchange Act (a "Person"), becomes the beneficial owner of shares of the Corporation having at least 34% of the total number of votes that may be cast for the election of directors of the Corporation (the "Voting Shares"); (ii) the Board or the shareholders of the Corporation shall approve any merger or other business combination of the Corporation, sale of the Corporation's assets or combination of the foregoing transactions (a "Transaction") other than a Transaction involving only the Corporation and one or more of its Subsidiaries, or a Transaction immediately following which the shareholders of the Corporation immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity, excluding for this purpose any shareholder owning directly or indirectly more than 10% of the shares of the other company involved in the merger; (iii) the Board recommends that the shareholders of the Corporation tender or exchange their Voting Shares pursuant to a tender or exchange offer made by a Person; or (iv) within any 24-month period beginning on or after March 31, 1990, the persons who were directors of the Corporation immediately before the beginning of such period (the Incumbent Directors") shall cease (for any reason other than death) to constitute at least a majority of the Board or the Board of Directors of any successor to the Corporation, provided that any director who was not a director as of April 1, 1990 shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior his capacity as the Executive or as a director of the Corporation or a Subsidiary, where applicable in actions or events which give rise to a Change of Control, no Change of Control shall be deemed to have occurred for purposes of this agreement, provided that nothing in this sentence shall be construed to prohibit the Executive from participating in any compensation program which is reasonable in light of competitive practices.

         3. EMPLOYMENT PERIOD. Subject to Section 6 of this Agreement, if the Executive is employed on the Effective Date, the Corporation agrees to continue the Executive in its employ, and the Executive agrees to remain in the employ of the Corporation (or a majority-owned subsidiary of the Corporation), for the period (the "Employment Period") commencing on the Effective Date and ending on the second

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anniversary of the Effective Date. Notwithstanding the foregoing, if, prior to a
Change of Control, the Executive is demoted to a lower position than the position held on the date first set forth above, the Board may declare that this Agreement shall be without force and effect by written notice delivered to Executive within 30 days following such demotion and prior to the occurrence of a Change of Control.

         4. DUTIES AND RESPONSIBILITIES. (a) NO REDUCTION IN POSITION. During the Employment Period, the Executive's duties and responsibilities shall be at least commensurate with those held, exercised and assigned immediately prior to the Effective Date, and the Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date. It is understood that, for purposes of this Agreement, such duties and responsibilities shall not be regarded as not commensurate merely by virtue of the fact that a successor shall have acquired all or substantially all of the business and/or assets of the Corporation as contemplated by Section 13(b) of this Agreement, provided that the Executive shall continue to have duties and responsibilities with respect to such successor or affiliated company commensurate with those of the Executive with respect to the Corporation prior to such acquisition. As used in this Agreement, the term "affiliated company" means any company controlling, controlled by, or under common control with the Corporation.

         (b) BUSINESS TIME. From and after the Effective Date, the Executive agrees to devote his full business time during normal business hours to the business and affairs of the Corporation (or a majority-owned subsidiary of the Corporation) and to use his best efforts to perform faithfully and efficiently the responsibilities assigned to him hereunder, to the extent necessary to discharge such responsibilities, except for

         (i) time spent in managing his personal, financial and legal affairs and serving on corporate, civic or charitable boards or committees, in each case only if and to the extent permitted prior to the Effective Date and not substantially interfering with the performance of such responsibilities, and

         (ii)    periods of vacation and sick leave to which he is entitled.

It is expressly understood and agreed that the Executive's continuing to serve on any boards and committees on which he is serving or with which he is otherwise associated immediately preceding the Effective Date shall not be deemed to interfere with the performance of the Executive's services to the Corporation (or a majority-owned subsidiary of the Corporation)

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unless the  Corporation  shall have objected in writing to such service prior to the Effective Date.

         5. COMPENSATION. (a) BASE SALARY. During the Employment Period, the Executive shall receive as base salary ("Base Salary") at a monthly rate at least equal to the monthly salary paid to the Executive by the Corporation and any of its affiliated companies immediately prior to the Effective Date. The Base Salary shall be reviewed at least once each year after the Effective Date, and may be increased (but not decreased) at any time and from time to time by action of the Board or any committee thereof or any individual having authority to take such action in accordance with the Corporation's regular practices. Neither the Base Salary nor any increase in Base Salary after the Effective Date shall serve to limit or reduce any other obligation of the Corporation hereunder.

         (b) MIC PROGRAM. In addition to the Base Salary, during each fiscal year of the Corporation ending during the Employment period the Executive shall be eligible to participate in the Organization Management Goals/ Management Incentive Compensation Program (the "MIC Program") as in effect immediately prior to the Effective Date. In no event shall the amount payable to the Executive under the MIC Program be less than the average of the amounts paid to the Executive under the MIC Program in respect to the three fiscal years of the Corporation ending immediately prior to the Effective Date (the "Average MIC Payment"). If a fiscal year of the Corporation begins, but does not end, during the Employment Period, the Executive shall receive an amount with respect to such fiscal year at least equal to the Average MIC Payment multiplied by a fraction, the numerator of which is the number of days of such fiscal year occurring during the Employment Period and the denominator of which is 365. Each amount payable pursuant to this Section 4(b) shall be paid in January of the year next following the year for which such amount is earned or awarded, unless electively deferred by the Executive pursuant to any deferral programs or arrangements that the Corporation may make available to the Executive.

         (c) INCENTIVE, SAVINGS AND RETIREMENT PLANS. In addition to the Base Salary and the participation in the MIC Program as hereinabove provided, during the Employment Period, the Executive shall be entitled to participate in all incentive and savings plans and programs, including stock option plans and other equity based compensation plans, and in all retirement plans, on a basis providing him with the opportunity to receive compensation [without duplication of the amount payable under Section 4(b)] and benefits equal to the average of those provided by the Corporation to the Executive during the three years preceding the Effective Date under such plans and programs as in effect immediately prior to the Effective Date.

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         (d)     BENEFIT PLANS.  During the Employment Period, the Executive and
his eligible dependents, as the case may be, shall be entitled to participate in or be covered under all medical, dental, disability, group life (including optional life), accidental death (including family accident) and travel accident insurance plans and programs of the Corporation as in effect immediately prior to the Effective Date.

         (e) EXPENSES. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies and procedures of the Corporation as in effect immediately prior to the Effective Date.

         (f) VACATION AND FRINGE BENEFITS. During the Employment Period, the Executive shall be entitled to paid vacation and fringe benefits (including, without limitation, the use of a Company provided automobile) in accordance with the policies of the Corporation as in effective immediately prior to the Effective Date.

         (g) OFFICE AND SUPPORT STAFF. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance, at least equal to those provided to other key executives of the Corporation having comparable responsibilities.

         (h) COMPARABLE OPPORTUNITY. If any plan, program or arrangement described in this Section 5 is modified or terminated, such plan, program or arrangement or a replacement plan, program or arrangement must continue to provide the Executive with substantially comparable benefits or opportunities, as the case may be.

         6. TERMINATION. (a) DEATH OR DISABILITY. Subject to the provisions of Section 1 hereof, this Agreement shall terminate automatically upon the Executive's death. The Corporation may terminate this Agreement, after having established the Executive's Disability, by giving to the Executive written notice of its intention to terminate his employment. For purposes of this Agreement, "Disability" means disability which entitles the Executive to receive long-term disability benefits under the Corporation's long-term disability plan.

         (b) VOLUNTARY TERMINATION. Notwithstanding anything in this Agreement to the contrary, at any time more than 180 days after the Effective Date the Executive may voluntarily terminate employment for any reason (including early or normal retirement under the terms of the Corporation's retirement plan as in effect from time to time); provided,

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however,  that if the  Executive  has notified the  Corporation  of his intended retirement date prior to the occurrence of a Change of Control and such date is within such 180 day period, the Executive may retire on such date without breaching this Agreement. To voluntarily terminate employment (other than pursuant to the provision in the preceding sentence) the Executive must provide 30 days' written notice to the Corporation, which notice may be given prior to the 180th day after the Effective Date. The Executive agrees that the Corporation shall be entitled to receive, as liquidated damages for breach of his obligation to remain employed for 180 days following a Change of Control [or such shorter period permitted under this Section 6(b)], an amount equal to any amounts paid to the Executive during the Employment Period under the MIC Program or any other incentive plan described in Section 5(c). Nothing in this Section 6(b) shall be construed to treat any termination by Executive pursuant to
Section 6(d) on account of Good Reason (as defined therein) as a voluntary termination under this Section 6(b).

         (c) CAUSE. The Corporation may terminate the Executive's employment for Cause. For purposes of this Agreement, "Cause" means (i) an act or acts of dishonesty or gross misconduct on the Executive's part which result or are intended to result in material damage to the Corporation's business or reputation, (ii) repeated material violations by the Executive of his obligations under Section 4 of this Agreement which violations are demonstrably willful and deliberate on the Executive's part and which result in material damage to the Corporation's business or reputation or (iii) conviction of a felony.

         (d) GOOD REASON. The Executive may terminate his employment for Good Reason. For purposes of this Agreement, "Good Reasons" means

         (i) without the express written consent of the Executive, the assignment to the Executive of any duties which are not commensurate with or better than the Executive's duties and responsibilities as contemplated by Section 4 of this Agreement;

         (ii) any failure by the Corporation to comply with any of the provisions of Section 5 of this Agreement, other than an insubstantial or inadvertent failure remedied by the Corporation promptly after receipt of notice thereof given by the Executive; or

         (iii) without the express written consent of the Executive, the Corporation's requiring the Executive to be based at any office or location more than 35 miles from that specified under the provisions of Section 4 except for travel reasonably required in the performance

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     of the Executive's  responsibilities or at any office or location which has been selected primarily to harass or otherwise inconvenience the Executive.

         (e) NOTICE OF TERMINATION. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 15(c). For purposes of this Agreement, a "Notice of Termination" means a written notice given, in the case of a termination for Cause, within 30 days of the Corporation's having actual knowledge of the events giving rise to such termination, and in the case of a termination for Good Reason, within 120 days of the Executive' having actual knowledge of the events giving rise to such termination, and which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (ii) if the termination date is other than the date of receipt of such notice, specifies the termination date of this Agreement (which date shall be not more than 15 days after the giving of such notice). The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Company or the Executive hereunder or preclude the Company or the Executive from asserting such fact or circumstance in enforcing any rights hereunder.

         (f) DATE OF TERMINATION. For the purpose of this Agreement, the term "Date of Termination" means (i) in the case of a termination for which a Notice of Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein, as the case may be, and
(ii) in all other cases, the actual date on which the Executive's employment terminates during the Employment Period.

         7.      OBLIGATIONS OF THE CORPORATION UPON TERMINATION.
         (a) DEATH. If the Executive's employment is terminated during the Employment Period by reason of the Executive's death, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement other than those obligations accrued hereunder at the date of his death, including, for this purpose (i) the Executive's full Base Salary through the Date of Termination, (ii) any compensation previously deferred by the Executive (together with any accrued earnings thereon) and not yet paid by the Corporation and any accrued vacation pay not yet paid by the Corporation and
(iii) any other amounts or benefits owing to the Executive under the then applicable employee benefit plans or policies of the Corporation (such amounts specified in clauses (i), (ii) and (iii) are hereinafter referred to as "Accrued

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Obligations").  Unless  otherwise  directed by the Executive (or, in the case of any employee benefit plan qualified (a "Qualified Plan") under Section 401(a) of the Internal Revenue Code of 1986, as amended the ("Code"), as may be required by such plan) all such Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. Anything in this Agreement to the contrary notwithstanding, the Executive's family shall be entitled to receive benefits at least equal to the level of benefits available to surviving families of executives of the Corporation under such plans, programs and policies relating to family death benefits, if any, in accordance with the policies of the Corporation in effect immediately prior to the Effective Date.

         (b) DISABILITY. If the Executive's employment is terminated by reason of the Executive's Disability, unless otherwise directed by the Executive (or, in the case of any Qualified Plan, as may be required by such plan), the Executive shall be paid all Accrued Obligations in a lump sum in cash within 30 days of the Date of Termination. Anything in this Agreement to the contrary notwithstanding, the Executive shall be entitled to receive disability and other benefits at least equal to the level of benefits available in accordance with the plans, programs and policies maintained by the Corporation relating to disability immediately prior to the Effective Date.

         (c) CAUSE AND VOLUNTARY TERMINATION. If, during the Employment Period, the Executive's employment shall be terminated for Cause or voluntarily terminated by Executive (other than on account of Good Reason), the Corporation shall pay the Executive the Accrued Obligations. Unless otherwise directed by the Executive (or, in the case of any Qualified Plan, as may be required by such plan), the Executive shall be paid all such Accrued Obligations in a lump sum in cash within 45 days of the Date of Termination and the Corporation shall have no further obligations to the Executive under this Agreement.

         (d) TERMINATION BY CORPORATION OTHER THAN FOR CAUSE OR DISABILITY AND TERMINATION BY THE EXECUTIVE FOR GOOD REASON.

         (i) LUMP SUM PAYMENTS. Subject to the provisions of Section 9 hereof, if during the Employment Period the Corporation terminates the Executive's employment other than for Cause or Disability, or the Executive terminates his employment for Good Reason, the Corporation shall pay to the Executive in a lump sum in cash within 15 days after the Date of Termination the aggregate of the following amounts:

                 (A) if not therefore paid, the Executive's Base Salary through the Date of Termination;

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                 (B)      a cash amount equal to two times the sum of

                          (1) The Executive's annual Base Salary at the rate specified in Section 5(d)(i)(A); and

                          (2)    The  Average  MIC Payment as defined in Section
                                 5(b).

                 (C) a cash amount equal to the present value of the incremental retirement benefits (including, without limitation, any pension, retiree life or retiree medical benefits) that would have been payable or available to the Executive under any Qualified Plan, or under any supplemental retirement, life or medical plan or arrangement, whether or not qualified, maintained by the Corporation or a Subsidiary based on the age and service the Executive would have attained or completed had the Executive continued in the
                          Corporation's employ until the expiration of the Employment Period, determined using, where compensation at the Date of Termination, with such present value being calculated using the Discount Rate (as defined below); provided, however, that in lieu of any cash payment in respect of retirees life or medical coverage for which the Executive would have qualified by remaining in the Corporation's employ until the expiration of the Employment Period, the Corporation may arrange for such coverage to continue for the Executive (or may secure equivalent conversion coverage) and shall pay the cost of such coverage. For purposes of this Agreement, the Discount Rate shall mean the average of the rate payable on U.S. Treasury notes having a term of one year and the rate payable on high quality corporate bonds having a term of not more than 10 years as reported on the Merrill Lynch Bond indexes (or other comparable indexes);

                 (D)      a cash amount equal to the present  value  (determined
                          using   the   Discount   Rate)  of  any   supplemental
                          retirement   benefits   with   respect  to

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                          which the Executive had not become vested prior to the
                          Date of Termination; and

                 (E)      a cash amount equal to any amounts (other than amounts
                          payable  to  Executive  under  any  Qualified   Plans)
                          described in Sections 7(a)(ii) and (iii).

         (ii) INTEREST. In the event that the Company fails to pay the Executive the amount payable under Section 7(d)(i) when due, the Company shall also pay the Executive interest on such amount for each calendar quarter (or part thereof) during which a payment is overdue hereunder at a rate equal to the prime rate in effect at The Chase Manhattan Bank, N.A. on the first day of such calendar quarter, plus 3%. Any interest payable under this Section 7(d)(ii) which is not paid on the last day of the calendar quarter in which such interest accrues shall be added to the amount due under Section 7(d)(i) and shall also be payable with interest calculated in accordance with this Section 7(d)(ii).

         (iii) BENEFITS. The Executive shall be entitled to continue for two years to participate at the level at which the Executive was participating at the Date of Termination in the Corporation's health, accident, disability and life insurance plans in effect immediately prior to the Effective Date (the "Additional Benefits") or, to the extent that Employee is no longer eligible to participate in any plan that provides such Additional Benefits, to receive benefits of equal value to the Additional Benefits to which he would otherwise be entitled, PROVIDED, HOWEVER, that any payments to which Employee would otherwise be entitled under this
     Section 7(d)(iii) shall be reduced by an amount equal to the value of any comparable benefits provided Employee by a subsequent employer;

         (iv) PAYMENTS WITH RESPECT TO STOCK OPTIONS HELD BY EXECUTIVES. Upon the earlier to occur of (A) the merger of the Corporation with or into another corporation following a Change of Control, or (B) the date which is six months after the Date of Termination, Executive shall be paid an amount equal to the sum of (i) the product of (a) the excess of (x) the highest price offered for a share of common stock of the Corporation in conjunction with any tender offer or during the 60 day period immediately preceding the Effective Date, if the Change of Control occurs other than pursuant to a tender offer, over (v) the exercise price of any stock option held by the Executive at the Effective Date times (b) the number of shares of common stock of the Corporation subject to such options. Notwithstanding the foregoing, if the Executive otherwise receives the

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     value of any such stock  option  under the general  provisions  of any such award or any generally applicable provisions of any plan under which options are issued, the number of shares of common stock taken into account in determining the amount payable under this Section 7(d)(iv) shall be appropriately reduced.

         (v) DISCHARGE OF CORPORATION'S OBLIGATIONS. Subject to the performance of its obligations under this Section 7(d), the Corporation shall have no further obligations to the Executive in respect of any termination by the Executive for Good Reason or by the Corporation other than for Cause or Disability, except to the extent expressly provided under any of the plans referred to in Section 5(c) or 5(d) or as otherwise provided under Section 8.

         8. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Corporation or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other agreements with the Corporation or any of its affiliated companies, including employment agreements or stock option agreements. Amount which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Corporation or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

         9. CERTAIN REDUCTION OF PAYMENTS BY THE CORPORATION. (a) For purposes of this section, (i) a Payment shall mean any payment or distribution in the nature of compensation to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise; (ii) Agreement Payment shall mean a Payment paid or payable pursuant to this Agreement (disregarding this Section 9); (iii) Net After Tax Receipt shall mean the Present Value of a Payment net of all taxes imposed on the Executive with respect thereto under
Section 1 and 4999 of the Code, determined by applying the highest marginal rate under Section 1 of the Code which applied to the Executive's taxable income for the current taxable year; (iv) "Present Value" shall mean such value determined in accordance with Section 280G(d)(4) of the Code; and (v) "Reduced Amount" shall mean the smallest aggregate amount of Payments which (a) is less than the sum of all Payments and (b) results in aggregate Net After Taxes Receipts which would result if the aggregate Payments were any other amount less than the sum of all Payments.

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

         (b) Anything in this Agreement to the contrary notwithstanding, in the event the Corporation's independent public accounting firm immediately prior to the Change of Control (the "Accounting Firm") shall determine that receipt of all Payments would subject the Executive to tax under Section 4999 of the Code, it shall determine whether some amount of Payments would meet the definition of a "Reduced Amount". If the Accounting Firm determines that there is a Reduced Amount, the aggregate Agreement Payments shall be reduced to such Reduced Amount; provided, however, that if the Reduced Amount exceeds the aggregate Agreement Payments, the aggregate Payments shall, after the reduction of all Agreement Payments, be reduced (but not below zero) in the amount of such excess.

         (c) If the Accounting Firm determines that aggregate Agreement Payments or Payments, as the case may be, should be reduced to the Reduced Amount, the Corporation shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof, and the Executive may then elect, in his sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the present value of he aggregate Payments equals the Reduced Amount), and shall advise the Corporation in writing of his election within 10 days of his receipt of notice. If no such election is made by the Executive within such 10 day period, the Corporation may elect which of the Agreement Payments or Payments, as the case may be, shall be eliminated or reduced (as long as after such election the present value of the aggregate Agreement Payments or Payments, as the case may be, equals the Reduced Amount) and shall notify the Employee promptly of such election. All determinations made by the Accounting Firm under this Section shall be binding upon the Corporation and the Executive and shall be made within 60 days of a termination of employment of the Executive. As promptly as practicable following such determination, the Corporation shall pay to or distribute for the benefit of the Executive such Payments as are then due to the Executive under this Agreement and shall promptly pay to or distribute for the benefit of the Executive in the future such Payments as become due to the Executive under this Agreement.

         (d) While it is the intention of the Corporation and the Executive to reduce the amounts payable or distributable to the Executive hereunder only if the aggregate Net After Tax Receipts to the Executive would thereby be increased, as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Corporation to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed ("Overpayment") or that additional amounts which will not have been paid or distributed by the Corporation to or for the benefit of the Executive pursuant to this Agreement should have been so paid or distributed ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Corporation or the Executive which the Accounting Firm believes has a high probability of success or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Corporation to or for the benefit of the Executive shall be treated for all purposes as a loan AB INITIO to the Executive which the Executive shall repay to the Corporation together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable to the Executive to the Corporation if and to the extent such deemed loan and payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Corporation to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

         10. FULL SETTLEMENT. The Corporation's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against the Executive or others whether by reason of the subsequent employment of the Executive or otherwise. In no event shall the Executive be obligated to seek other employment by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. In the event that the Executive shall in good faith give a Notice of Termination for Good Reason and it shall thereafter be determined that Good Reason did not exist, the employment of the Executive shall, unless the Corporation and the Executive shall otherwise mutually agree, be deemed to have terminated, at the date of giving such purported Notice of Termination, by mutual consent of the Corporation and the Executive and, except as provided in the last preceding sentence, the Executive shall be entitled to receive only those payments and benefits which he would have been entitled to receive at such date otherwise than under this Agreement.

         11. LEGAL FEES AND EXPENSES. In the event that a claim for payment or benefits under this Agreement is disputed, the Corporation shall pay all reasonable attorney fees and expenses incurred by the Executive in pursuing such claim, provided that Executive is successful as to at least part of the disputed claim by reason of litigation, arbitration or settlement.

         12. CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of the Corporation all secret or confidential information, knowledge or data relating to the Corporation or any of its affiliated companies, and their respective businesses, (i) obtained by the Executive during his employment by the Corporation or any of its affiliated companies and (ii) not otherwise known by the public (other than by reason of an unauthorized act by the Executive). After termination of the Executive's employment with the Corporation, the Executive shall not, without the prior written consent of the Corporation, unless compelled pursuant to an order of a court or other body having jurisdiction over such matters, communicate or divulge any such information, knowledge or data to anyone other than the Corporation and those designated by it. In no event shall an asserted violation of the provisions of this Section 11 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement. The Executive acknowledges that, if a court of competent jurisdiction shall determine that the Executive shall have breached his obligation under this
Section 12, it would be an appropriate remedy for such court to cause the Executive to remit to the Corporation any termination benefits paid to him under
Section 7 in excess of the Accrued Obligations.

         13. DISPUTES. Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association then in effect in the State of New Jersey, and judgment upon such award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall be held in Secaucus, New Jersey (or such other location as shall be mutually agreed upon between the parties). The cost of the arbitration shall be borne among the parties to the arbitration as determined by the arbitrator(s).

         14. SUCCESSORS. (a) This Agreement is personal to the Executive and, without the prior written consent of the Corporation, shall not be assignable by the Executive otherwise than by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

         (b) This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors. Excluding Genlyte Thomas Group LLC, the Corporation shall require any successor to all or substantially all of the business and/or assets of the Corporation, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Corporation would be required to perform if no such succession had taken place.

         15. MISCELLANEOUS. (a) APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applied without reference to principles of conflict of laws.

         (b) AMENDMENTS. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

         (c) NOTICES. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Executive:    at the address listed on the last page hereof

         If to the Corporation:  The Genlyte Group Incorporated
                                 4360 Brownsboro Road, Suite 300
                                 Louisville, KY 40207

                                 Attention: Secretary

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

         (d) TAX WITHHOLDING. The Corporation may withhold from any amounts payable under this agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

         (e)     SEVERABILITY.   The  invalidity  or   unenforceability  of  any
provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

         (f) GENDER. For purposes of this Agreement, where the context so requires, the masculine shall mean the feminine.

         (g) CAPTIONS. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

         IN WITNESS WHEREOF, the Executive has hereunto set his hand and the Corporation has caused this Agreement to be executed in its name on its behalf, and its corporate seal to be hereunto affixed and attested by its Secretary, all as of the day and year first above written.


ATTEST:                                          GENLYTE GROUP INCORPORATED


-----------------------------------              By:---------------------------
Secretary
(Seal)                                           Title:------------------------


                                                 EXECUTIVE


                                                 ------------------------------

                                                 Address:

                                                 ------------------------------

                                                 ------------------------------

                                                 ------------------------------

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